Exhibit 23.4

Huddleston & Co., Inc.
Petroleum and Geological Engineers
1 Houston Center
1221 McKinney, Suite 3700
Houston, Texas 77010

PHONE (713) 209-1100 w FAX (713) 752-0828

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We do hereby consent to the use of our name and the information regarding our review of Argosy Energy International’s estimates of reserves and future net cash flows from the production and sale of those reserves disclosed by Gran Tierra Energy Inc. in the Post-Effective Amendment No. 3 of Form S-1 to Registration Statement Nos. 333-140171, 333-132352 and 333-146953 filed with the U.S. Securities and Exchange Commission.

HUDDLESTON & CO., INC.

Peter D. Huddleston, P.E. President

Houston, Texas
May 20, 2008